Exhibit 5.1

April 27, 2012

Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, New York 11713

Re: Perfumania Holdings, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel for Perfumania Holdings, Inc., a Florida corporation (the “Company”), in connection with the proposed registration of 5,718,972 shares of the Company's Common Stock, par value $0.01 per share, consisting of 913,668 issued and outstanding shares of Common Stock (the "Outstanding Shares") and 4,805,304 shares of Common Stock (the "Warrant Shares" and collectively with the Outstanding Shares, the "Shares") issuable upon the exercise of currently exercisable common stock purchase warrants (the "Warrants"). The Shares are being registered for resale on the above-referenced registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act").
We have acted as counsel for the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
This opinion is limited to the law of the State of Florida and the federal laws of the United States.
Based upon and subject to the foregoing, we are of the opinion that:
(i) the Outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable; and
(ii) assuming due exercise of the Warrants in accordance with their respective terms, the Warrant Shares will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.
This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Very truly yours,

/s/ Edwards Wildman Palmer LLP